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                               PURCHASE AGREEMENT

     Credit Suisse Institutional Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, with respect to the Cash Reserve Portfolio, the Global Telecommunications Portfolio, the High Yield Portfolio, the Long-Short Market Neutral Portfolio and the Major Foreign Markets Portfolio (the "Portfolios"), and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

     1. The Fund offers CSAM and CSAM hereby purchases one share of common stock of each of the Portfolios, having a par value of $.001 per share, at a price of $10.00 per Share, in the case of each Portfolio other than the Cash Reserve Portfolio, and at a price of $1.00 per Share in the case of the Cash Reserve Portfolio (each an "Initial Share"). CSAM hereby acknowledges receipt of certificates representing each Initial Share and the Fund hereby acknowledges receipt from CSAM of $41.00 in full payment for the Initial Shares.

     2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

     3. CSAM agrees that if any holder of the Initial Shares redeems the Initial Shares in a Portfolio before five years after the date upon which the Portfolio commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses in the same proportion as the number of Initial Shares being redeemed bears to the number of Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Portfolios.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of ________________, 2000.

                                            CREDIT SUISSE
                                            INSTITUTIONAL FUND, INC.

                                            By:_____________________________
                                                  Name:
                                                  Title:

ATTEST:

_________________________________
                                            CREDIT     SUISSE     ASSET
                                            MANAGEMENT, LLC

                                            By:_____________________________
                                                  Name:
                                                  Title:

ATTEST:

_________________________________


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